Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333‑128942) on Form S-8 of Hooker Furnishings Corporation of our reports dated April 15, 2022, with respect to the consolidated financial statements of Hooker Furnishings Corporation, and the effectiveness of internal control over financial reporting which reports appear in the Form 10‑K of Hooker Furnishings Corporation dated April 15, 2022.

/s/ KPMG LLP

Raleigh, North Carolina

April 15, 2022